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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     Form 15

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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934

                          Commission File Number 2-8381

                             ARISTA INVESTORS CORP.
             (Exact name of registrant as specified in its charter)

                                 116 John Street
                            New York, New York 10038
                                 (212) 964-2150
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (Title of each class of securities
                              covered by this Form)

                                      NONE
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)         [X]     Rule 12h-3(b) (1) (i)            [ ]
Rule 12g-4(a) (1) (ii)        [ ]     Rule 12h-3(b) (1) (ii)           [ ]
Rule 12g-4(a) (2) (i)         [ ]     Rule 12h-3(b) (2) (i)            [ ]
Rule 12g-4(a) (2) (ii)        [ ]     Rule 12h-3(b) (2) (ii)           [ ]
                                      Rule 15d-6                       [ ]

Approximate number of holders of record as of the certification or notice date:81

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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Arista Investors Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 13, 2002                      ARISTA INVESTORS CORP.


                                            By:   /s/ Susan J. Hall
                                               ---------------------------------
                                                  Name:  Susan J. Hall
                                                  Title: Senior Vice President
                                                         and Treasurer

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